Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
AllianceBernstein Growth and Income Fund, Inc.:

We consent to the use of our report, incorporated herein by reference, dated December 22, 2006, for the AllianceBernstein Growth and Income Fund, Inc. as of October 31, 2006 and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "SHAREHOLDER SERVICES - Statements and Reports", "GENERAL INFORMATION - Independent Registered Public Accounting Firm", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS" in the Statement of Additional Information.

                                                    KPMG LLP


New York, New York
February 26, 2007